EXHIBIT 99.1

CONTACT:
Jim Mastriani, CFO	Robert Rinderman or Steven Hecht
Velocity Asset Management	Jaffoni & Collins Incorporated
732/556-9090 or jjm@velocitycollect.com	212/835-8500 or JVI@jcir.com

VELOCITY INVESTMENTS INCREASES SENIOR CREDIT FACILITY BORROWING
LIMIT AND EXTENDS MATURITY TO JANUARY 2011

WALL, NJ (March 4, 2008) – Velocity Asset Management, Inc. (AMEX: JVI and JVI-P) (“Velocity”), which purchases delinquent consumer receivables and uses an outsourced litigation model to collect them, today announced that its Velocity Investments (VI) subsidiary has been granted an increase on its three-year senior credit facility with Wells Fargo Foothill, Inc. from $17.5 million to $22.5 million, and it has also received an extension of the maturity date to January 31, 2011.

“Given the volatility in the credit markets and the overall economy we are very pleased that Wells Fargo Foothill has shown confidence in Velocity’s business by agreeing to increase and extend our senior facility,” stated Velocity Asset Management CEO Jack Kleinert.

About Velocity Asset Management, Inc.

Velocity Asset Management, Inc., through its wholly owned subsidiary, Velocity Investments, LLC, is focused on the purchase and collection of distressed consumer receivables, principally through an outsourced litigation model.  The Company purchases consumer receivable portfolios that are of “litigation quality.” By focusing on the quality of the portfolio prior to purchase, Velocity aims to diminish its risk and improve its overall collection rate as a percentage of principal balance.  For more information, visit www.velocitycollect.com.

This Press Release contains or may contain forward looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management. When used herein the words ''anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties and assumptions relating to the Company's operations and results of operations and any businesses that may be acquired by the Company, including future collections, increased revenue, increased operating income and consumer receivables under management at the Company's Velocity Investments subsidiary. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

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